April 7, 1997



Dear Shareholders:

DTR has made some important moves in the past few months which we think are exciting developments for the company. The Company has markedly increased its ability to expand its dairy operations in the former Soviet Union, has improved its management team with the addition of a new Chief Financial Officer, and is exploring other investment opportunities outside the former Soviet Union.

On March 3, 1997, DTR entered into an agreement with Agribusiness Partners International (API) whereby its 50% ownership rights to the Kazakhstan dairy business, as well as the newly acquired $456,000 grant from the USAID for expansion to Moldova, was contributed to the start up of FoodMaster International L.L.C. (FMI) on March 3, 1997, at an agreed upon value of $4 million. No capital contribution in cash was required of DTR for its 40% share in FoodMaster International, with the financing to come from up to $6 million contribution of API and continuing operations. DTR can earn a greater than 40% percentage economic interest in FMI by meeting certain performance criteria set forth in the foundation agreements. DTR has a 5 year management agreement with FMI to build the dairy business.

To better put our progress in perspective, DTR launched the dairy business in June of 1995 with little start up capital and a $300,000 grant from the United States Agency for International Development (USAID). Today, the dairy business in Kazakhstan has monthly sales of over $400,000 and growing and is the basis for DTR's continued operations. In addition, FMI now has the capital resources to open up operations in Moldova in the spring of 1997, with other locations to follow in the year. FMI's goal is to capture significant market share in the markets in which we choose to compete. Through its ownership in FMI, shareholders of DTR will own a stake in a basic food industry in the emerging markets of the former Soviet Union.

In addition to building the dairy business, management preserved capital wherever possible. Today, DTR has remaining approximately $750,000 in cash and receivables. The Company anticipates using the cash to pursue other business opportunities outside the former Soviet Union.

To properly incent the management team charged with developing the dairy business (a requirement of API), in September of 1996 the Board of Directors entered into a 5 year employment agreement with John Hupp, its president, and Erlan Sagadiev, its manager of the food processing business in Kazakhstan, wherein the board granted 250,000 incentive stock options to each with 50,000 vesting each year over the five year period. Under the employment agreements, these incentive stock options DO NOT participate in any business opportunities pursued with the remaining DTR cash. In this way, the 790,820 total outstanding shares will not be diluted in any business opportunities which the company pursues with the cash.

The Company is also happy to announce the addition of Lydia Bauer as our new Chief Financial Officer. Lydia has a wealth of experience in public and private accounting and speaks Russian fluently. She is currently in Almaty, Kazakhstan and will move to Moldova for the start up of our operations there. She will prove to be a great asset to our team.

In its totality, the Board's strategy brings in larger investors to share the risks of the Russian market while creating new opportunities for DTR shareholders with the remaining cash. The Board and management of the Company is dedicated to creating value for its shareholders. We appreciate your ongoing patience and support.

Sincerely,


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Director


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Director


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Director


        THIS LETTER CONSTITUTES AN ADDENDUM TO THE PROXY STATEMENT ISSUED
                             ON FEBRUARY 26, 1997.